SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
June 10, 2009

INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization	1-12203 (Commission File Number)	62-1644402 (I.R.S. Employer Identification No.)

1600 E. St. Andrew Place
Santa Ana, CA 92799-5125
(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Promotion of Named Executive Officer.

Ingram Micro Inc. (“Ingram Micro”) today announced that Alain Maquet, a 28-year veteran of the information technology industry and current president of Ingram Micro Latin America, has been promoted to president of Ingram Micro EMEA (Europe, Middle East and Africa), effective July 1, 2009.  Mr. Maquet will replace Jay A. Forbes, current president of Ingram Micro EMEA.  A copy of Ingram Micro’s press release with such announcement is attached under Exhibit 99.1.

(e)           Compensatory Arrangement of Promotion of Named Executive Officer.

Mr. Maquet’s base salary will increase from €370,000 annualized to €400,000 annualized. Mr. Maquet will continue to participate in Ingram Micro’s 2009 Annual Executive Incentive Award Program; however, effective with the date of his promotion, his target incentive award will increase from 55% to 70% of his base salary for the second performance measurement period (Q3 through Q4 2009) under the program.  In recognition of his promotion, the Human Resources Committee of the Board of Directors of Ingram Micro has also approved the grant of additional performance-based long-term equity-based incentive awards for Mr. Maquet  based upon the achievement of certain pre-established financial performance goals for fiscal year 2009.  No awards will be earned if threshold performance levels are not met; however, for certain of the awards, amounts actually earned could be increased if actual performance exceeds the pre-established financial goals.  In addition, Ingram Micro has agreed to provide relocation assistance and related benefits for Mr. Maquet and his family from Miami, Florida to Europe.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated June 10, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd
Name:	Larry C. Boyd
Title:	Executive Vice President, Secretary and General Counsel

Date:   June 10, 2009